Exhibit 10.24

Quantum Corporation
224 Airport Parkway
Suite 300
San Jose, CA 95110-1382

(408) 944-4000

May 1, 2015
Mr. Robert J. Andersen
[address]

Dear Robert:
We are very pleased to offer you the opportunity to serve on the Board of Directors of Quantum Corporation.
As a Member of the Board of Directors, and under the current Board compensation program, your Board retainer will be $50,000 per annum, all of which will be paid in cash. Your committee membership and committee retainer will be determined following your appointment The retainers are generally paid in quarterly installments. Quantum will also reimburse you for any travel or incidental expenses associated with performing your duties as a Board member.
We will recommend to the Leadership and Compensation Committee that restricted stock units (RSUs) with a total value of $125,000 be awarded to you. The actual number of RSUs to be awarded will be determined at the time of award based on the company’s closing stock price on the date of the Leadership and Compensation Committee’s approval, which occurs on the first business day of every month. Therefore, the number of RSUs to be awarded to you will be determined using the closing stock price on June 1, 2015. These RSUs will vest over two (2) years with 50% of the RSUs vesting after one (1) year and the remaining 50% vesting in quarterly installments over the second year. Once the RSUs have been approved, you will receive documentation from E*Trade, Quantum’s Stock Administrator, within two (2) months from your start date. If you remain a Board member, you will receive an annual stock grant thereafter. Details of the ongoing annual stock program will be forthcoming and are subject to change. Lastly, we are pleased to offer you the opportunity to participate in Quantum’s Deferred Compensation Program, details of which will be provided to you supplementally.
To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them in the enclosed envelope. Please note that your membership on the Board will become effective when your background and independence checks have been completed, and the Board has approved your appointment, which we are targeting to complete by May 6, 2015.

Exhibit 10.24

Robert J. Andersen
May 1, 2015

Robert, we are very enthusiastic about you joining our Board of Directors. If you have any questions, please do not hesitate to contact me. Again, it is a pleasure to welcome you to Quantum Corporation.

Sincerely,
/s/ Jon Gacek
Jon Gacek
President & CEO
Quantum Corporation
[phone number]

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, including those described in Quantum’s Business Conduct and Ethic’s Policy, Section 16 Policy, Insider Trading Policy, and Corporate Governance Principles.

Signed: /s/ Robert J. Andersen             Date: 5/3/2015
Robert J. Andersen

Start Date:___________________________________

Enclosures:
Director Change in Control Agreement
Director Indemnification Agreement
The High Road: Quantum’s Business Conduct & Ethics Policy
Section 16 Policy Documentation
Insider Trading Policy
Corporate Governance Principles

cc:     Compensation
Legal